Exhibit 99.1


                             For immediate release

For more information, contact:                         Investor Relations
                                                       (972) 699-4041
                                                       Email: investor@kaneb.com

                   KANEB To Acquire Pipeline for $100 million

DALLAS, TX (November 22, 2002) - KANEB today reported that Kaneb Pipe Line Operating Partnership, L.P., a subsidiary of Kaneb Pipe Line Partners, L.P., had signed a definitive agreement, subject to customary closing conditions, to acquire an approximately 400 mile products pipeline and four terminals in North Dakota and Minnesota from Tesoro Refining and Marketing Company, a subsidiary of Tesoro Petroleum Corporation. Subject to receipt of necessary regulatory approvals and completion of closing conditions, the parties anticipate closing the transaction before the end of December, 2002. The KANEB Companies are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P. (NYSE: KPP, "the Partnership"). Kaneb Services LLC's wholly owned subsidiary, Kaneb Pipe Line Company LLC, is the Partnership's General Partner. The Partnership will finance the acquisition initially with a bank loan due in December 2003.

John R. Barnes, Chairman and Chief Executive Officer of Kaneb Services LLC, said, "This is an excellent opportunity to acquire a quality asset that allows us to expand our service capabilities for our existing customers and for those customers on the Tesoro pipeline."

The Tesoro pipeline system originates at the Mandan, North Dakota Tesoro refinery and terminates in the Minneapolis area. It serves its own four terminals as well as certain non-owned destinations in North Dakota and Minnesota through pipeline connections.

"We are delighted to have the opportunity to make this acquisition," said Edward
D. Doherty, Chairman and CEO of Kaneb Pipe Line Company LLC, the Partnership's General Partner. "The proximity of the Tesoro system to our existing east pipeline provides for easy connection of the two systems which should produce significant synergies for both lines."

ABOUT KANEB

KANEB is a single business represented by two separate publicly traded entities on the New York Stock Exchange. KANEB's business is focused on mid-stream energy assets -- refined petroleum product pipelines, and petroleum and specialty liquids storage and terminaling facilities. KANEB is a major transporter of refined petroleum products in the Midwest and is the third largest independent liquids terminaling company in the world. Worldwide operations include facilities in 28 states, the District of Columbia, Canada, the Netherlands Antilles, Australia, New Zealand and the United Kingdom. Its publicly traded entities are Kaneb Services LLC (NYSE: KSL) and Kaneb Pipe Line Partners, L.P., (NYSE: KPP, "the Partnership").

Kaneb Services LLC is a unique limited liability company, the only publicly traded, cash distributing entity taxed as a partnership that owns the general partner interest of another publicly traded master limited partnership. KSL's assets are the KPP general partner interest and 5.1 million KPP partnership units. Through a wholly owned subsidiary, Kaneb Pipe Line Company LLC, KSL manages and operates the KPP pipeline and terminaling assets. Another KSL subsidiary provides wholesale fuel marketing services.

Kaneb Pipe Line Partners, L.P., a master limited partnership, was formed in 1989 to own a 2,075 mile common carrier pipeline system from Kansas to North Dakota that has been managed by Kaneb Pipe Line Company LLC since 1953. Pipeline acquisitions in 1995 and 1998 added 725 miles of pipeline in Colorado, Iowa, South Dakota and Wyoming. In 2002, the Partnership acquired the largest fertilizer pipeline in the country, a 2,000-mile pipeline system that runs from the Louisiana Gulf Coast to the upper Midwest states. The Partnership entered the liquids terminaling business with a large acquisition in 1993, and has more than tripled the size of this operation through subsequent acquisitions. In 2001, the Partnership completed a $165 million acquisition of seven West Coast, U.S. terminals. In 2002, the Partnership completed a $300 million acquisition of two world-class terminaling facilities located in Point Tupper, Nova Scotia, Canada and on the island of St. Eustatius in the Netherlands Antilles and the acquisition of eight bulk liquid storage terminals in Australia and New Zealand.

Certain of the statements in this press release are not purely historical, and as such are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding management's intentions, plans, beliefs, expectations or projections of the future. Forward-looking statements involve risks and uncertainties, including without limitation, the various risks inherent in the company's business, and other risks and uncertainties detailed from time to time in the companies' periodic reports filed with the Securities and Exchange Commission. One or more of these factors have affected, and could in the future affect, the company's business and financial results in future periods, and could cause actual results to differ materially from plans and projections. There can be no assurance that the forward-looking statements made in this document will prove to be accurate, and issuance of such forward-looking statements should not be regarded as a representation by the company, or any other person, that the objectives and plans of the company will be achieved. All forward-looking statements made in this press release are based on information presently available to management, and the company assumes no obligation to update any forward-looking statements.